Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Lorenzo Developments Inc.:

We hereby consent to the inclusion in this Amendment No. 2 to Registration Statement on Form F-1 (No. 333-290068) of Lorenzo Developments Inc. (the “Company”) of our report dated on July 9, 2025, relating to our audits of the financial statements of the Company as of and for the years ended March 31, 2025 and 2024, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

October 03, 2025

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us